Exhibit 10(49)
American International Group, Inc.
2005 Senior Partners Plan
(Amended and Restated Effective December 31, 2008)
1. Purpose
     The Compensation and Management Resources Committee of the Board of Directors (the "Committee”) of American International Group, Inc. (“AIG”) has determined that certain key employees of AIG and its subsidiaries (together, the “Employer”) contribute substantially to the long-term growth and profitability of AIG. AIG has created this AIG 2005 Senior Partners Plan (this “Plan”) to reward these individuals and to provide incentives for their continued contribution to the long-term performance of AIG.
2. SPUs and Participants
A.	2005 Senior Partner Units. Senior Partner Units (“SPUs”) issued under this Plan will entitle holders to receive cash distributions from AIG, subject to the terms and conditions of this Plan.

B.	Participants. The Committee will determine (1) the key employees of the Employer who will be awarded SPUs under this Plan (the “Participants”) and (2) the number of SPUs held by each Participant. It is expected that no SPUs will be awarded under this Plan after December 31, 2005.

C.	Maximum Number of SPUs. A maximum of 30,000 SPUs may be awarded.
3. Value Amount per SPU
     Each SPU will entitle a Participant to receive a cash distribution of $2,200 (the “2005 SPU Value Amount”) from AIG, subject to the terms and conditions of this Plan.
4. Vesting and Payouts of 2005 SPU Value Amount
A.	General. The 2005 SPU Value Amount of each SPU will be paid out to Participants in cash promptly after January 1, 2011 (the “Scheduled Payment Date”), but no later than the end of 2011. Except as provided in Sections 4B and 6A, if a Participant’s employment with the Employer is terminated for any reason, the Participant’s rights in respect of any 2005 SPU Value Amount that would be payable on the Scheduled Payment Date will be forfeited and terminate. Notwithstanding the foregoing, if a Scheduled Payment Date occurs at a time when a Participant is considered by AIG to be one of its “covered employees” within the meaning of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), then, unless the Committee determines otherwise, payout of the Weighted-Average SPU Value in respect of such Scheduled Payment Date may be deferred by the Employer under the circumstances described in Section 409A until the earliest date that the Employer reasonably anticipates that the deduction or payment will not be limited or eliminated.
B.	Death, Disability or Retirement after Age 65. If a Participant dies, becomes subject to Disability or terminates employment by means of retirement at or after age 65 (“Retires”), in each case while actively employed by the Employer, any remaining unpaid 2005 SPU Value Amount will be paid to the Participant or his/her estate or guardian, as the case may be, promptly after the date of such event, but no later than 90 days after such event (in the case of death or Disability) or the end of the calendar year in which such event falls (in the case of Retirement), as applicable. For this purpose, “Disability” means a period of medically determined physical or mental impairment that is expected to result in death or last for a period of not less than 36 months during which a Participant qualifies for income replacement benefits under the Employer’s long-term disability plan for at least six months, or, if a Participant does not participate in such a plan, a period of disability during which the Participant is unable to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 36 months.

C.	Election to Delay Payment. The Committee may, in its sole discretion, determine to defer payment of the 2005 SPU Value Amount or permit a Participant to elect to defer payment of the 2005 SPU Value Amount, in each case in a manner that conforms to the requirements of Section 409A(a)(4) of the Code.
5. Dividend-Related Payments
A.	General. Beginning in 2006, each Participant will be paid a cash dividend-related amount on March 31, June 30, September 30 and December 31 based upon their unpaid 2005 SPU Value Amount. The quarterly dividend-related payment for each Participant will equal (1) his or her aggregate unpaid 2005 SPU Value Amount at the beginning of the quarter multiplied by (2) the total cash dividends AIG pays on its common stock during the quarter divided by (3) the Adjusted Book Value at the beginning of the quarter.

B.	Definitions. “Adjusted Book Value” means, for any date, the total AIG shareholders’ equity as of the date minus Accumulated Other Comprehensive Income (or plus Accumulated Other Comprehensive Loss) as of such date (as reported in AIG’s Consolidated Statement of Shareholders’ Equity) with such adjustments as the Committee may make in its sole discretion.

C.	Termination of Employment. If a Participant’s employment with the Employer is terminated for any reason, the Participant’s rights to receive any further dividend-related payment will terminate.
6. Administration of this Plan
A.	General. This Plan will be administered by the Committee. Actions of the Committee may be taken by the vote of a majority of its members. The Committee may allocate among its members and delegate to any person who is not a member of the Committee any of its administrative responsibilities. The Committee will have power to interpret this Plan, to make regulations for carrying out its purpose and to make all other determinations in connection with its administration (including, without limitation, whether a Participant has become subject to Disability), all of which will, unless otherwise determined by the Committee, be final, binding and conclusive. In addition, the Committee may, in its sole discretion, reinstate any SPUs, 2005 SPU Value Amounts or dividend-related payments that would otherwise have been terminated and forfeited because of a Participant’s termination of employment, if the Participant complies with any covenants, agreements or conditions that the Committee may impose; provided, however, that any such payments will not be paid until the scheduled times set forth in this Plan.

B.	Non-Uniform Determinations. The Committee’s determinations under this Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, SPUs under this Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations as to the persons to become Participants.

C.	Determination of Employment. The Committee will have the right to determine itself with respect to any Participant the commencement date of the Participant’s employment with the Employer solely for purposes of this Plan, separate and apart from any determination as may be made by AIG or its subsidiaries with respect to the individual’s employment.

D.	Amendments. The Committee will have the power to amend this Plan in any manner and at any time, including in a manner adverse to the rights of the Participants; provided that, notwithstanding the foregoing, the Committee may not accelerate or postpone any payment to a Participant to occur at a time other than the time provided for in this Plan.

E.	No Liability. No member of the Board of Directors of AIG or the Committee or any employee of the Employer (each, a “Covered Person”) will have any liability to any person (including any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to this Plan or any Participant’s participation in it. Each Covered Person will be indemnified and held harmless by AIG against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under this Plan and against and from any and all amounts paid by such Covered Person, with AIG’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that AIG will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once AIG gives notice of its intent to assume the defense, AIG will have sole control over such defense with counsel of AIG’s choice. To the extent any taxable expense reimbursement under this paragraph is subject to Section 409A, (x) the amount thereof eligible in one taxable year shall not affect the amount eligible in any other taxable year; (y) in no event shall any expenses be reimbursed after the last day of the taxable year following the taxable year in which the Covered Person incurred such expenses; and (z) in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit. The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under AIG’s Restated Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that AIG may have to indemnify such persons or hold them harmless.

F.	Other. In furtherance of AIG’s policies, notwithstanding Section 2, if any Participant is a shareholder in C.V. Starr & Co., Inc. on March 31, 2006, such person will cease to be a Participant, his or her SPUs will be forfeited and terminate and he or she will have no rights under this Plan (in each case, unless the Committee determines otherwise).
7. General Rules
A.	No Funding. AIG will be under no obligation to fund or set aside amounts to pay obligations under this Plan. Participants will have no rights to the 2005 SPU Value Amount other than as a general unsecured creditor of AIG.

B.	Tax Withholding. As a condition to the payment of any amount under this Plan or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation (1) AIG may deduct or withhold (or cause to be deducted or withheld) from any payment to a Participant whether or not pursuant to this Plan or (2) the Committee will be entitled to require that the Participant remit cash to AIG (through payroll deduction or otherwise), in each case, in an amount sufficient in the opinion of AIG to satisfy such withholding obligation.
C.	No Rights to Other Payments. The provisions of this Plan provide no right or eligibility to a Participant to any other payouts from AIG or its subsidiaries under any other alternative plans, schemes, arrangements or contracts AIG may have with any employees or group of employees of AIG or its subsidiaries.

D.	No Effect on Benefits. Grants and payments under this Plan will constitute a special discretionary incentive payment to the Participants and will not be required to be taken into account in computing the amount of salary or compensation of the Participants for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Employer or under any agreement with the Participant, unless the Employer specifically provides otherwise.

E.	Section 409A.
(1)	SPUs are intended to provide payments that are “deferred compensation” subject to Section 409A, and this Plan is intended to, and will be interpreted, administered and construed to, comply with Section 409A with respect to the SPUs. For this purpose, “Section 409A” means Section 409A of the Code, including any amendments or successor provisions to that section, and any regulations and other administrative guidance thereunder, in each case as they may be from time to time amended or interpreted through further administrative guidance. The Committee will have full authority to give effect to the intent of this Section 7E.

(2)	Without limiting the generality of Section 7E(1), (a) references to the termination of a Participant’s employment with respect to SPUs will mean the Participant’s separation from service with the Employer within the meaning of Section 409A, and (b) the right to dividend-related payments pursuant to Section 5 will be treated separately from the right to payment of the 2005 SPU Value Amount for all purposes of Section 409A.

(3)	Any payment to be made under the SPUs in connection with termination of a Participant’s employment (and any other payment under this Plan) that would be subject to the limitations in Section 409A(a)(2)(b) of the Code will be delayed until six months after termination of the Participant’s employment (or earlier death) in accordance with the requirements of Section 409A.

(4)	Each payment under the SPUs will be treated as a separate payment for purposes of Section 409A.
F.	Severability. If any of the provisions of this Plan is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

G.	Entire Agreement. This Plan contains the entire agreement of the parties with respect to the subject matter thereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

H.	Waiver of Claims. Each Participant recognizes and agrees that prior to being selected by the Committee to receive a SPU he or she has no right to any benefits under this Plan. Accordingly, in consideration of the Participant’s receipt of any SPU hereunder, he or she expressly waives any right to contest the amount of any SPU, the terms of this Plan, any determination, action or omission hereunder by the Committee or AIG or any amendment to this Plan.

I.	No Third Party Beneficiaries. Except as expressly provided therein, this Plan will not confer on any person other than AIG and the Participant any rights or remedies thereunder. The exculpation and indemnification provisions of Section 6E will inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.

J.	AIG’s Successors and Assigns. The terms of this Plan will be binding upon and inure to the benefit of AIG and its successors and assigns.

K.	Nonassignability. The SPUs, 2005 SPU Value Amounts and dividend-related payments will not be assignable, transferable, pledged, hedged or in any manner alienated, whether by operation of law or otherwise, except as a result of death or incapacity where such rights are passed pursuant to a will or by operation of law. The Committee may in its sole discretion acknowledge the written direction by a Participant to transfer his/her SPUs under this Plan to a revocable grantor trust in such form and on such conditions as the Committee may require in its sole discretion. Any assignment, transfer, pledge, or other disposition in violation of the provisions of this Section 7K will be null and void and any SPUs which are hedged in any manner will immediately be forfeited.

L.	Right to Discharge. Nothing contained in this Plan or in any SPU will confer on any Participant any right to be continued in the employ of the Employer or to be included in any future plans of a similar nature.

M.	Consent. If the Committee will at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any SPUs, determination of the 2005 SPU Value Amount or the payment of any amount under this Plan, or the taking of any other action thereunder (each such action, a “plan action”), then such plan action will not be taken, in whole or in part, unless and until such consent will have been effected or obtained to the full satisfaction of the Committee. The term “consent” as used in this Section 7M includes (1) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the United States, (2) any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (3) any and all other consents, clearances and approvals in respect of a plan action by any governmental or other regulatory body or any stock exchange or self-regulatory agency and (4) any and all consents required by the Committee; provided that if such consent has not been so effected or obtained as of the latest date provided by this Plan for payment of such amount and further delay is not permitted in accordance with the requirements of Section 409A, such amount will be forfeited and terminate notwithstanding any prior earning or vesting.

N.	Adoption. This Plan was adopted on December 14, 2005 by the Committee. This Plan was amended and restated by the Committee on November 11, 2008.
8. Disputes
A.	Governing Law. This Plan will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

B.	Arbitration. Subject to the provisions of this Section 8, any dispute, controversy or claim between AIG and a Participant, arising out of or relating to or concerning this Plan or any SPU, will be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (the “NYSE”) or, if the NYSE declines to arbitrate the matter (or if the matter otherwise is not arbitrable by it), the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by a Participant must first be submitted to the Committee in accordance with claims procedures determined by the Committee.

C.	Jurisdiction. AIG and each Participant hereby irrevocably submit to the exclusive jurisdiction of a state or federal court of appropriate jurisdiction located in the Borough of Manhattan, the City of New York over any suit, action or proceeding arising out of or relating to or concerning this Plan or any SPU that is not otherwise arbitrated or resolved according to Section 8B. AIG and each Participant acknowledge that the forum designated by this Section has a reasonable relation to this Plan and to such Participant’s relationship with AIG.

D.	Waiver. AIG and each Participant waive, to the fullest extent permitted by applicable law, any objection which AIG and such Participant now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 8C. AIG and each Participant undertake not to commence any action, suit or proceeding arising out of or relating to or concerning this Plan or any SPU in any forum other than a forum described in Section 8C.

E.	Service of Process. Each Participant irrevocably appoints the Secretary of AIG at 70 Pine Street, New York, New York 10270, U.S.A. as his or her agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning this Plan or any SPU that is not otherwise arbitrated or resolved according to Section 8A. The Secretary will promptly advise the Participant of any such service of process.

F.	Confidentiality. Each Participant must keep confidential any information concerning any grant made under this Plan and any dispute, controversy or claim relating to this Plan, except that a Participant may disclose information concerning a dispute or claim to the court that is considering such dispute or to such Participant’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).
9. Term of Plan
     This Plan will continue until suspended or terminated by the Committee in its sole discretion. Any termination of this Plan will be done in a manner that the Committee determines complies with Section 409A.